Exhibit 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Reports Fourth Quarter and Full-Year 2004 Financial Results

ATLANTA, GA – February 16, 2005 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter ended December 31, 2004, AtheroGenics incurred a net loss of $17.5 million, or $0.47 per share, compared to a net loss of $15.8 million, or $0.43 per share, for the fourth quarter of 2003. For the year ended December 31, 2004, the Company reported a net loss of $69.6 million, or $1.88 per share, compared to a net loss of $53.3 million, or $1.49 per share, for the year ended December 31, 2003.

Research and development expenses for the quarter and year ended December 31, 2004 increased to $14.8 million and $59.2 million, respectively, from $13.3 million and $46.7 million, respectively, for the comparable periods in 2003. The increase in both periods versus the prior periods reflects the costs associated with the ARISE (Aggressive Reduction of Inflammation Stops Events) Phase III trial for AGI-1067 in atherosclerosis.

General and administrative expenses for the quarter and year ended December 31, 2004 increased to $1.8 million and $6.6 million, respectively, from $1.6 million and $5.9 million, respectively, for the comparable periods in 2003. The increase in both periods reflects higher business development expenses related to partnership activities. Also affecting the full year comparison were higher insurance premiums. Interest expense was $1.3 million and $5.2 million in the quarter and year ended December 31, 2004, respectively, compared to $1.3 million and $2.0 million for the comparable periods in 2003. The increase in the full year comparison results from incurring a full year of interest in 2004, compared to only a partial year of interest in 2003 on the convertible note financing that was completed in August 2003.

AtheroGenics ended the year with approximately $67 million in cash, cash equivalents and short-term investments, which was supplemented in January 2005 by the proceeds from the Company’s $200 million convertible note financing.

“This past year was one of significant progress for AtheroGenics, highlighted by the encouraging results from our CART-2 Phase II atherosclerosis study,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “Looking forward to 2005, we expect to complete enrollment in our pivotal ARISE Phase III program addressing coronary heart disease, and to advance our pipeline of other products addressing inflammatory disease.”

AtheroGenics Reports Fourth Quarter and Full Year 2004 Financial Results
February 16, 2005

Full Year 2005 Financial Guidance
AtheroGenics reiterates its 2005 financial guidance and expects that net cash use for the year will be in the range of $85-$89 million and net loss per share for 2005 will be in the range of $2.35 to $2.45. Loss per share guidance for 2005 excludes any charges related to stock-based compensation to be incurred as a result of the planned adoption of Financial Accounting Standards Board Statement No. 123®, “Shared-Based Payments” in July 2005.

CONFERENCE CALL INFORMATION
There will be a conference call today at 9:00 a.m. ET to discuss AtheroGenics’ fourth quarter and full-year 2004 financial results and to provide a company update. Please dial 1-877-407-8289 (domestic) or 1-201-689-8341 (international) five minutes prior to the start time. A replay of the call will be available from 11:00 a.m. ET on February 16, 2005 until 11:59 p.m. ET on February 23, 2005. Rebroadcast numbers are 1-877-660-6853 (domestic) or 1-201-612-7415 (international). To access the replay, please reference account number 1628 and conference ID number 134872.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Fujisawa. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma using its novel vascular protectant® technology. For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These risks are discussed in AtheroGenics’ Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics’ Form 10-K for fiscal 2003 and our Quarterly Report on Form 10-Q for the third quarter of 2004 and its Form 8-K filed on January 11, 2005. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Investor Relations	Media Relations
Mark Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations	Fleishman Hillard
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com

AtheroGenics Reports Fourth Quarter and Full Year 2004 Financial Results
February 16, 2005

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	14,751,933	13,278,234	59,235,833	46,660,960
General and administrative	1,765,722	1,637,199	6,607,506	5,930,675
Total operating expenses	16,517,655	14,915,433	65,843,339	52,591,635
Operating loss	(16,517,655)	(14,915,433)	(65,843,339)	(52,591,635)
Interest and other income	357,124	395,607	1,447,001	1,258,216
Interest expense	(1,297,726)	(1,300,699)	(5,192,894)	(1,954,402)

Net loss	$(17,458,257)	$(15,820,525)	$(69,589,232)	$(53,287,821)

Net loss per share — basic and diluted	$(0.47)	$(0.43)	$(1.88)	$(1.49)

Weighted average shares outstanding -
basic and diluted	37,348,180	36,719,152	37,070,235	35,770,994

Balance Sheet Data
(Unaudited)

	December 31,	December 31,
	2004	2003
Cash, cash equivalents and short-term investments	$66,924,015	$131,583,928
Working capital	59,719,811	124,848,687
Total assets	74,462,327	138,836,746
Long-term obligations, less current portion	100,000,000	100,083,622
Accumulated deficit	(212,120,547)	(142,531,315)
Total shareholders’ (deficit) equity	(35,942,382)	30,377,006